SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  August 28, 2014

TECHNOLOGY APPLICATIONS INTERNATIONAL CORPORATION.

(Exact name of Company as specified in its charter)

Florida	000-53698	27-1116025
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification Number)
18851 N.E. 29th Avenue, Suite 700, Aventura, Florida 33180
(Address of principal executive offices)
(786) 787-0402
(Company’s Telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 Other Events

On August 28, 2014, the Board authorized the Company to exchange or repurchase 68,666,619 shares of common stock in privately negotiated transactions with three shareholders, including the current CEO of the Company. As a result of the exchange or repurchase the Company’s total shares issued and outstanding will be reduced to Fifty Million (50,000,000) shares of common stock.

The repurchase was made pursuant to a privately negotiated stock repurchase agreement. The per share repurchase price for the shares repurchased was determined through arms-length negotiations with the private investors. The exchange of shares was consummated at the price that the shares were issued for originally.

The repurchase price was paid through cash on hand from the Company’s available surplus and through the issuance of unsecured promissory notes that accrue simple interest at 6% per annum. Other than this private transaction as described in this report, our board of directors has not authorized any stock repurchase program or plan, and we have no current plans to effect any open-market purchases of our common stock or other repurchases of our common stock.

A copy of the unsecured promissory note and press release announcing the share repurchase is attached hereto as Exhibits 10.1 and 99.1, respectively.

ITEM 9.01 Financial Statements and Exhibits

Exhibit 10.1 – Form of Unsecured Promissory Note.

Exhibit 99.1 – Press Release dated August 28, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TECHNOLOGY APPLICATIONS INTERNATIONAL CORPORATION. Date: August 28, 2013 By: /s/ Charles J. Scimeca Charles J. Scimeca President and CEO